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MGI FUNDS™

MGI US Small/Mid Cap Growth Equity Fund

99 High Street
Boston, Massachusetts  02110

April 19, 2011

Dear Shareholder:

We are pleased to notify you of changes involving the MGI US Small/Mid Cap Growth Equity Fund (the “Fund”), a series of MGI Funds (the “Trust”).

The Board of Trustees of the Trust (the “Board”) has approved the hiring of Delaware Management Company (“Delaware Investments”) to serve as a subadvisor to the Fund and, in conjunction with this, the Board has approved a new subadvisory agreement between Mercer Global Investments, Inc., the Fund’s investment advisor, on behalf of the Fund, and Delaware Investments (the “Delaware Investments Subadvisory Agreement”).  As was previously communicated to you via a supplement to the Trust’s prospectus, dated January 20, 2011, Delaware Investments began managing its allocated portion of the Fund’s investment portfolio on that date.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Delaware Investments and the Delaware Investments Subadvisory Agreement, as well as a discussion of the factors that the Board considered in approving the Delaware Investments Subadvisory Agreement.

Sincerely,

/s/Richard L. Nuzum
Richard L. Nuzum, CFA
Trustee, President, and Chief Executive Officer
MGI Funds

MGI FUNDS™

MGI US Small/Mid Cap Growth Equity Fund

99 High Street
Boston, Massachusetts  02110

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of MGI Funds (the “Trust”) to inform shareholders of the MGI US Small/Mid Cap Growth Equity Fund (the “Fund”) about the hiring of a new subadvisor to the Fund, Delaware Management Company (“Delaware Investments”).  In connection with the hiring of Delaware Investments, the Board approved a new subadvisory agreement between Mercer Global Investments, Inc., the Fund’s investment advisor (“MGI” or the “Advisor”), on behalf of the Fund, and Delaware Investments (the “Delaware Investments Subadvisory Agreement”).  Delaware Investments began managing its allocated portion of the Fund’s investment portfolio on January 20, 2011.

The hiring of Delaware Investments was approved by the Board upon the recommendation of MGI, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about April 19, 2011 to shareholders of record of the Fund as of March 31, 2011.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

MGI is the investment advisor to the series of the Trust, including the Fund.  The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series.  This approach permits MGI to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series.  Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund.  The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval.  Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to:  (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors.  The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on December 14-15, 2010 (the “Meeting”), (i) appointed Delaware Investments to serve as a subadvisor to the Fund, and (ii) approved the Delaware Investments Subadvisory Agreement.

The decision to approve Delaware Investments was based upon certain factors, including (i) the Advisor’s views regarding Delaware Investments’ record as an effective manager of portfolios of small/mid cap growth equity securities, and the Advisor’s high degree of conviction in Delaware Investments’ portfolio management team; and (ii) the Advisor’s opinion that Delaware Investments would effectively complement the Fund’s other subadvisors, Goldman Sachs Asset Management, L.P. (“GSAM”), Tygh Capital Management, Inc. (“Tygh Capital”), and Westfield Capital Management Company, L.P. (“Westfield”).  Please see “Board of Trustees’ Considerations” below.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that within ninety (90) days of the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes.  This Statement provides such notice of the changes and presents details regarding Delaware Investments and the Delaware Investments Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund.  The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036.  The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  The Advisor is an affiliate of Mercer Investment Consulting, Inc. ("Mercer"), an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”).  The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund.  In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board).  The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund.  The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board:  (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.90% of the Fund’s average daily net assets.  The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $1,996,268.66 from the Fund for the fiscal year ended March 31, 2011.

Several officers of the Trust are also officers and/or employees of the Advisor.  These individuals and their respective positions are:  Richard L. Nuzum serves as President, Chief Executive Officer, and Trustee of the Trust and as President and Global Business Leader of Mercer’s Investment Management Business; Kenneth G. Crotty serves as Vice President of the Trust and as President of the Advisor; Denis R. Larose serves as Vice President and Chief Investment Officer of the Trust and as Chief Investment Officer of the Advisor; Richard S. Joseph serves as Vice President, Treasurer, and Chief Financial Officer of the Trust and as Chief Operating Officer of the Advisor; Scott M. Zoltowski serves as Vice President, Chief Legal Officer, and Secretary of the Trust and as Chief Counsel of the Advisor and of Mercer; Christopher A. Ray, Ian Dillon, Manny Weiss, and Wil Berglund each serve as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; and Martin J. Wolin serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor.  The address of each executive officer of the Trust, except for Mr. Nuzum, is 99 High Street, Boston, Massachusetts 02110.  Mr. Nuzum’s address is 1166 Avenue of the Americas, New York, New York 10036.

DELAWARE INVESTMENTS

Delaware Investments is located at 2005 Market Street, Philadelphia, Pennsylvania  19103.  Delaware Investments is registered as an investment adviser with the SEC under the Advisers Act.  Delaware Investments is a series of Delaware Management Business Trust, which is an indirect subsidiary of Macquarie Group, Ltd.  Macquarie is a Sydney, Australia-headquartered global provider of banking, financial, advisory, investment, and funds management services.  The Delaware Investments Subadvisory Agreement is dated January 20, 2011.

Investments in the Fund are not and will not be deposits with or liabilities of Macquarie Bank Limited ABN 46 008 583 542 and its holding companies, including their subsidiaries or related companies (the “Macquarie Group”), and are subject to investment risk, including possible delays in repayment and loss of income and capital invested. No Macquarie Group company guarantees or will guarantee the performance of the Fund, the repayment of capital from the Fund, or any particular rate of return.

Delaware Investments was approved by the Board to serve as a subadvisor to the Fund at the Meeting.  Delaware Investments is not affiliated with the Advisor, and Delaware Investments discharges its responsibilities subject to the oversight and supervision of the Advisor.  Delaware Investments is compensated out of the fees that the Advisor receives from the Fund.  No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Delaware Investments as a subadvisor to the Fund, or the implementation of the Delaware Investments Subadvisory Agreement.  The fees paid by the Advisor to Delaware Investments for serving as a subadvisor to the Fund depend upon the fee rates negotiated by the Advisor and on the percentage of the Fund’s assets allocated to Delaware Investments by MGI.  In accordance with procedures adopted by the Board, Delaware Investments may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

Delaware Investments serves as investment advisor for the registered investment company listed below, which has an investment objective similar to the Fund’s investment objective:

Name	Assets as of March 31, 2011 (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)
Delaware Smid Cap Growth Fund	$934.4	0.74%

For the registered investment company identified above, Delaware Investments has contractually agreed to waive advisory fees and/or reimburse expenses to the extent necessary to limit the investment company’s net expenses to specified levels.

The names and principal occupations of the principal executive officers of Delaware Investments are listed below.  The address of each principal executive officer, as it relates to the person’s positions with Delaware Investments, is 2005 Market Street, Philadelphia, Pennsylvania 19103.
.
Name	Principal Occupation
Patrick P. Coyne	President – Delaware Management Holdings, Inc.
J. Scott Coleman	Executive Vice President, Head of Distribution & Marketing
Michael J. Hogan	Executive Vice President, Head of Equity Investments
Ania Mikson	Senior Vice President, Head of Human Resources
Brian L. Murray Jr.	Senior Vice President, Chief Compliance Officer
David P. O’Connor, Esq.	Senior Vice President, Strategic Investment Relationships & Initiatives & General Counsel
See Yeng Quek	Executive Vice President, Managing Director, Head of Fixed Income Investments
Philip N. Russo	Executive Vice President, Chief Administrative Officer

THE DELAWARE INVESTMENTS SUBADVISORY AGREEMENT
The Delaware Investments Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of considering and approving the Delaware Investments Subadvisory Agreement for an initial term of two years.  Thereafter, continuance of the Delaware Investments Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  The Delaware Investments Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the Delaware Investments Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Delaware Investments, are substantially similar to the terms contained in the subadvisory agreements in effect between the Advisor and each of GSAM, Tygh Capital, and Westfield.

The Delaware Investments Subadvisory Agreement provides that Delaware Investments, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio.  Delaware Investments, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Delaware Investments’ allocated portion of the Fund’s assets.  Delaware Investments also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Delaware Investments Subadvisory Agreement provides for Delaware Investments to be compensated based on the average daily net assets of the Fund allocated to Delaware Investments.  Delaware Investments is compensated for serving as a subadvisor to the Fund from the fees that the Advisor receives from the Fund.  Delaware Investments generally will pay all expenses it incurs in connection with its activities under the Delaware Investments Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Delaware Investments Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) Delaware Investments, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, MGI recommended the appointment of Delaware Investments to serve as a subadvisor to the Fund after evaluating a number of other possible investment managers.  The Advisor’s recommendation of Delaware Investments was based upon, among other factors: (i) the Advisor’s high degree of conviction in Delaware Investments’ team of investment professionals; (ii) the Advisor’s expectation that the addition of Delaware Investments would increase the consistency of the Fund’s excess returns, while providing lower downside volatility; and (iii) the Advisor’s opinion that the relatively low correlation with the Fund’s three other subadvisors, GSAM, Tygh Capital, and Westfield, combined with the proposed allocation of a portion of the Fund’s assets to Delaware Investments, would allow Delaware Investments to effectively complement those three subadvisors within the Fund and increase portfolio diversification.

At the Meeting, the Board, including a majority of the Independent Trustees, considered and approved the Delaware Investments Subadvisory Agreement.  In determining whether to approve the Delaware Investments Subadvisory Agreement, the Board considered the information received in advance of the Meeting, which included:  (i) a copy of the form of the Delaware Investments Subadvisory Agreement, as supplemented by management’s summary of the salient features of the Agreement; (ii) information regarding the process by which the Advisor reviewed, selected, and recommended Delaware Investments for Board approval, and the Advisor’s rationale for recommending Delaware Investments; (iii) information regarding the nature, extent, and quality of the services that Delaware Investments would provide to the Fund; (iv) information regarding Delaware Investments’ reputation, investment management business, personnel, experience, and operations; (v) information regarding Delaware Investments’ brokerage and trading policies and practices; (vi) information regarding the level of subadvisory fees to be charged by Delaware Investments; (vii) information regarding Delaware Investments’ compliance program; (viii) information regarding Delaware Investments’ historical performance returns managing an investment mandate similar to the Fund’s investment mandate, and a comparison of such performance to a relevant index; and (ix) information regarding Delaware Investments’ financial condition.  The Board also considered the substance of discussions with representatives of the Advisor and Delaware Investments at the Meeting.

When considering the approval of the Delaware Investments Subadvisory Agreement, the Board considered and analyzed factors that the Board deemed relevant with respect to Delaware Investments, including:  the nature, extent, and quality of the services proposed to be provided to the Fund by Delaware Investments; Delaware Investments’ management style; Delaware Investments’ historical performance record managing investment products similar to the Fund; the qualifications and experience of the investment professionals who will be responsible for the day-to-day management of Delaware Investments’ allocated portion of the Fund’s investment portfolio; and Delaware Investments’ staffing levels and overall resources.  Additionally, the Board received assistance and advice regarding applicable legal and industry standards, supplied by counsel that were intended to assist the Board in fulfilling its duties under the 1940 Act.

In examining the nature, extent, and quality of the services to be provided by Delaware Investments to the Fund, the Board considered:  the specific investment management process to be employed by Delaware Investments in managing the assets of the Fund to be allocated to Delaware Investments; the qualifications of Delaware Investments’ investment professionals with regard to implementing investment mandates similar to the Fund’s investment mandate; Delaware Investments’ overall favorable performance record as compared to a relevant benchmark; Delaware Investments’ infrastructure and whether it appeared to adequately support Delaware Investments’ investment strategy; and the Advisor’s review process and the Advisor’s favorable assessment as to the nature, extent, and quality of the subadvisory services expected to be provided by Delaware Investments.  The Board concluded that the Fund and its shareholders would benefit from the quality and experience of Delaware Investments’ portfolio managers and other investment professionals.  Based on the Board’s consideration and review of the foregoing information, the Board concluded that the nature, extent, and quality of the subadvisory services to be provided by Delaware Investments, as well as Delaware Investments’ ability to render such services based on its experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and supported a decision to approve the Delaware Investments Subadvisory Agreement.

Because Delaware Investments was a newly appointed subadvisor to the Fund, the Board, at the Meeting, could not consider Delaware Investments’ investment performance in managing the Fund as a factor in evaluating the Delaware Investments Subadvisory Agreement.  However, the Board did review Delaware Investments’ historical performance record in managing or subadvising other investment companies and accounts that were comparable to the Fund.  The Board compared this historical performance to a relevant benchmark and considered that Delaware Investments’ historical performance compared favorably to such benchmark.  On this basis, the Board concluded that Delaware Investments’ historical performance record, when viewed together with the other factors considered by the Board, supported a decision to approve the Delaware Investments Subadvisory Agreement.

The Board carefully considered the proposed fees payable under the Delaware Investments Subadvisory Agreement.  In this regard, the Board evaluated the compensation to be paid to Delaware Investments by the Advisor.  The Board also considered comparisons of the fees that will be paid to Delaware Investments with the fees Delaware Investments charges to its other clients, noting that the fee rate that the Advisor had negotiated with Delaware Investments appeared to compare favorably with the fee rates that Delaware Investments has implemented with another, similar investment company client that utilizes Delaware Investments’ Focus Growth strategy (the same strategy that Delaware Investments uses in managing its allocated portion of the Fund’s investment portfolio).

The Board also considered whether the fee schedule of Delaware Investments included breakpoints that would reduce Delaware Investments’ fees as the assets of the Fund allocated to Delaware Investments increased.  The Board noted that Delaware Investments’ proposed subadvisory fee schedule did not include breakpoints.  The Board recalled the data presented by MGI, as required by the Exemptive Order, that illustrated that the hiring of Delaware Investments would have a slightly negative impact on the Advisor’s profitability in managing the Fund.  The Board was not provided with, and did not review, information regarding the estimated profits that may be realized by Delaware Investments in managing its allocated portion of the Fund’s assets.  Since the fees to be paid to Delaware Investments were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, Delaware Investments’ potential profitability was not considered relevant to the Board’s deliberations.  After evaluating the proposed fees, the Board concluded that the fees that would be paid to Delaware Investments by MGI with respect to the assets to be allocated to Delaware Investments appeared to be within a reasonable range in light of the nature, extent, and quality of the services to be provided.

The Board reviewed the form of the Delaware Investments Subadvisory Agreement.  The Board considered that the Delaware Investments Subadvisory Agreement provided for the same range of services as the subadvisory agreements that were in place with the Fund’s other subadvisors, GSAM, Tygh Capital, and Westfield.

The Board also considered whether there were any potential “fallout” or ancillary benefits that may accrue to Delaware Investments as a result of its relationship with the Fund.  The Board concluded that Delaware Investments may direct Fund brokerage transactions to certain brokers to obtain research and other services.

However, the Board noted that Delaware Investments was required to select brokers in a manner consistent with its fiduciary duties for seeking best execution, and that MGI will monitor and evaluate Delaware Investments’ trade execution with respect to Fund brokerage transactions on a quarterly basis and will provide reports to the Board on these matters.  The Board concluded that the benefits that were expected to accrue to Delaware Investments as a result of serving as a subadvisor to the Fund were reasonable.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and discussed their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and subadvisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being determinative, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded that the initial approval of the Delaware Investments Subadvisory Agreement was in the best interests of the Fund and its shareholders, and approved the Delaware Investments Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at One Lincoln Street, Boston, Massachusetts 02111, serves as the administrator of the Fund.  The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively.  For the fiscal year ended March 31, 2011, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, Inc. (the “Distributor”), located at 301 Bellevue Parkway, Wilmington, Delaware 19809, is a Delaware corporation that is a subsidiary of BNY Mellon, and acts as the principal underwriter of each class of shares of the Fund pursuant to an Underwriting Agreement with the Trust.  The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2011, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of March 31, 2011, the Fund had 24,105,300.588 total shares outstanding, and MGI Collective Trust:  MGI US Small/Mid Cap Growth Portfolio held 21,750,334.894 shares, representing 90.2305% of the Fund’s total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders.  In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year.  A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-866-658-9896.